UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                   FORM 12b-25                  SEC FILE NUMBER
                                                                0-30420
                           NOTIFICATION OF LATE FILING          ---------------
                                                                CUSIP NUMBER
                                                                521087-10-6



(Check one)
           [ X ]  Form 10-K     [   ]  Form 20-F   [   ]  Form 11-K
           [   ]  Form 10-Q     [   ]  Form N-SAR

             For period ended:      2/28/03
                                -----------------


   [   ]  Transition Report on Form 10-K

   [   ]  Transition Report on Form 20-F

   [   ]  Transition Report on Form 11-K

   [   ]  Transition Report on Form 10-Q

   [   ]  Transition Report on Form N-SAR

   For the transition period ended: _____________________________________

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Read Instructions (on back page) Before Preparing Form. Please Print or Type

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

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 If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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================================================================================
                                     PART I
                             REGISTRANT INFORMATION
================================================================================

Full Name of Registrants:
LCS Golf, Inc.

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Former Name if Applicable:

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Address of Principal Executive Offices (Street and Number):

#3 Tennis Court Road

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City, State and Zip Code

Mahopac, New York 10451

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



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                                     PART II
                             RULES 12B-25(b) AND (c)
================================================================================

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check Box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ X ]    (b)      The subject  annual report on Forms 10-KSB will be filed on or before the fifteenth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable

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                                    PART III
                                    NARRATIVE
================================================================================

State below in reasonable detail the reasons why the Form 10-KSB could not be filed within the prescribed time period. (Attach extra sheets if needed)

The financial statements and the non-financial statement portions of the document are not completed.

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                                     PART IV
                                OTHER INFORMATION
================================================================================

(1) Name and telephone number of person to contact in regard to this notification.

                 Michael Mitchell                845          621-3945
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                      Name                    Area code    Telephone Number

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrants were required to file such reports) been filed? If the answer is no, identify report(s).
                                           [X]  Yes          [ ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                           [ ]  Yes          [X]  No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.


                                  LCS Golf, Inc.
                          -----------------------------
                  (Name Of Registrant As Specified In Charter)

have caused this notification to be signed on their behalf by the undersigned hereunto duly authorized.

Date   May 27, 2003                     By   /s/ Michael Mitchell
       --------------                        ------------------------
                                             Michael Mitchell



Instruction: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

-----------------------------------ATTENTION------------------------------------
    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                        VIOLATIONS (SEE 18 U.S.C. 1001).
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